Exhibit 10.7
DIAMOND HILL INVESTMENT GROUP, INC.
AMENDED AND RESTATED
2006 PERFORMANCE-BASED COMPENSATION PLAN
l.00      PURPOSE
This Plan was established effective March 31, 2006 (“Effective Date”) to foster and promote the Company’s long-term financial success and to increase shareholder value [1] by providing Participants an opportunity to earn incentive compensation if specified objectives are met, [2] by enabling the Company to attract and retain the services of outstanding persons upon whose judgment, interest and dedication the successful conduct of the Company’s business is largely dependent and [3] by maximizing the deduction of compensation paid to Participants.
The Plan is hereby amended and restated effective [January 1, 2008].
2.00       DEFINITIONS
When used in this Plan, the following words, terms and phrases will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this document. When applying these definitions, the form of any word, term or phrase will include any of its other forms.
Act. The Securities Exchange Act of 1934, as amended.
Affiliate. Any entity related to the Company through application of rules prescribed under Treas. Reg. §1.162-27(c)(1)(ii).
Board. The Company’s Board of Directors or similar governing body.
Code. The Internal Revenue Code of 1986, as amended.
Change in Control. The occurrence of any of the following events:
[1] Any “person” [as used in Act §§13(d) and 14(d)] becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of Company securities representing 50 percent or more of the total voting power represented by the Company’s then outstanding voting securities;
[2] The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
[3] A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or
[4] The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any entity related through common control to the surviving entity) at least 50 percent of the total voting power represented by the voting securities of the Company, the surviving entity or any entity related through common control to the surviving entity outstanding immediately after such merger or consolidation.
Committee. The Board’s Compensation Committee which also constitutes a “compensation committee” within the meaning of Treas. Reg. §1.162-27(c)(4). The Committee will be comprised of at least three persons [1] each of whom is [a] an outside director, as defined in Treas. Reg. §1.162-27(e)(3)(i) and [b] a “non-employee” director within the meaning of Rule 16b-3 under the Act and [2] none of whom may receive remuneration from the Company or any Affiliate in any capacity other than as a director, except as permitted under Treas. Reg. §1.162-27(e)(3)(ii).
Company. Diamond Hill Investment Group, Inc., an Ohio corporation, and any successor to it.
Disability or Disabled. A Participant’s inability due to illness, accident or otherwise to perform his duties for the period of time during which benefits are payable to the Participant under the Company’s Short-Term Disability Plan, as determined by an independent physician selected by the Committee and reasonably acceptable to the Participant (or to his or her legal representative).
Employee. Any person employed by the Company or any Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code. Neither service solely as a Board member nor payment of fees for services as a Board Member will be sufficient to constitute “employment” by the Company.
Incumbent Director. Any persons who either [1] are members of the Board as of the Effective Date or [2] are elected or nominated for election to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of that election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of persons to the Board).
Participant. Any Employee who has met the requirements described in Section 3.00.
Participation Agreement. The form that the Committee and each Participant must complete within the period described in Section 3.02.
Payment Date. The date the Committee establishes for the payment of any amount due under this Plan. The Payment Date may be no later than the 15th day of the third month beginning after the end of the calendar year or the Company’s fiscal year (whichever is later) during which or with which the applicable Performance Cycle ends.
Performance Criteria. The business criteria listed in Section 4.01[2].

Performance Cycle. The period over which the Committee will apply the Performance Criteria to establish the amount (if any) payable under this Plan to each Participant. No Performance Cycle may be shorter than a full calendar quarter.
Plan. This Plan, the Diamond Hill Investment Group, Inc. Amended and Restated 2006 Performance-Based Compensation Plan.
Retirement. Termination of a Participant’s employment at or after age 60.
Stock. The common shares, without par value, of the Company.
3.00      PARTICIPATION
3.01 Designation of Participants. Subject to Section 3.02, the Committee may designate any Employee to participate in this Plan. The Committee will send each Participant a Participation Agreement specifying [1] the Performance Criteria that must be met if he or she is to receive an amount at the end of the Performance Cycle and [2] the basis on which that amount will be calculated. However, preparing and sending a Participation Agreement under this section and signing and returning a Participation Agreement as required under Section 3.02 need not be completed within the period described in Section 4.01[5].
3.02 Retroactive Loss of Eligibility. Any Employee who has been designated as a Participant must complete and return a signed Participation Agreement to the Committee within 60 days after receiving that form from the Committee. If this is not done, the Employee will not be eligible to receive any amount under this Plan and his or her eligibility will be revoked retroactively as of the beginning of the applicable Performance Cycle.
4.00       ADMINISTRATION
4.0l Performance Criteria.
[1] For each Performance Cycle, the Committee will [a] establish the amount that each Participant will receive if applicable Performance Criteria are met and [b] develop the Performance Criterion or Performance Criteria that will be applied to determine the amount payable under the Plan. The amount payable under the Plan may be stated as a specific dollar amount, a percentage (the sum of all of which may not be larger than 100 percent) of an aggregate amount allocable to all or specified groups of Participants or in any other objectively determinable manner. Also, [c] the amount payable may be stated as a target bonus due if applicable Performance Criteria or Performance Criterion are met and in larger or smaller increments if the Performance Criteria or Performance Criterion are exceeded or partially met and [d] the amount payable may not be increased solely due to another Participant’s termination of employment or eligibility during a Performance Cycle.
[2] The Performance Criteria to be applied to determine the amount due under the Plan will be based upon (or derived from) one or more of the following factors:

[a] Operating profit margins;
[b] Earnings per share (i.e., net income divided by a weighted average number of shares of Stock outstanding and dilutive common equivalent shares deemed outstanding);
[c] Net income;
[d] Investment performance of the Company’s investment strategies;
[e] Operating Income (i.e., income from operations excluding unusual items);
[f] Calculation of the Company’s intrinsic value;
[g] Return on equity (i.e., net income divided by average shareholders’ equity);
[h] Return on sales (i.e., operating income before incentive compensation divided by revenue); and
[i] Revenue (i.e., net sales).
[3] Different Performance Criteria may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may be based on the results achieved [a] separately by the Company or any Affiliate, [b] any combination of the Company and one or more Affiliates or [c] any combination of segments, products or divisions of the Company and one or more Affiliates.
[4] The Committee will make appropriate adjustments to reflect the effect on any Performance Criteria of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change. This adjustment to the Performance Criteria will be made [a] to the extent the Performance Criteria are based on Stock, [b] as of the effective date of the event and [c] for the Performance Cycle in which the event occurs. Also, the Committee will make a similar adjustment to any portion of Performance Criteria that is not based on Stock but which is affected by an event having an effect similar to those just described.
[5] Performance Criteria will be established before the outcome is substantially certain but in no event later than the earlier of:
[a] 90 days after the beginning of the applicable Performance Cycle; or
[b] The expiration of 25 percent of the applicable Performance Cycle.
4.02 Certification. As of the end of each Performance Cycle, the Committee will certify the extent to which each Participant has or has not met his or her Performance Criteria and the

amount (if any) due to each Participant. However, regardless of any other Plan provision, during any calendar year, no Participant may receive more than $5,000,000 through this Plan. Also, no amount will be paid under this Plan (and no substitute amount will be paid under any other arrangement) if the conditions imposed by the Committee have not been met.
4.03 Administration. The Committee is responsible for administering the Plan. In addition to the duties described elsewhere in this Plan, the Committee, by majority action, may [1] prescribe, amend and rescind rules and regulations relating to the Plan, [2] provide for conditions deemed necessary or advisable to protect the interests of the Company and [3] interpret the Plan and supply any missing terms needed to administer the Plan. Determinations, interpretations or other actions made or taken by the Committee under the provisions of this document will be final, binding and conclusive for all purposes and upon all persons.
4.04 Reduction. Regardless of any other provision of this Plan:
[1] The amount due under the Plan will be reduced to the extent required to comply with any applicable law or regulation affecting its payment and may be reduced, at the Committee’s discretion, to discharge any liability owed to the Company by the Participant; and
[2] In its sole discretion and for any reason (or for no reason), the Committee may unilaterally reduce any amount otherwise due under this Plan even if that action occurs during the Performance Cycle or after the Performance Cycle has been completed.
5.00      EFFECT OF TERMINATION OF EMPLOYMENT DURING PERFORMANCE CYCLE; CHANGE IN CONTROL
5.01 Effect of Termination of Employment During Performance Cycle for Reasons Other Than Retirement, Death or Disability. Except as provided in Section 5.02 and subject to any other Plan term, employment contract or other agreement between the Company and the Participant, a Participant who terminates employment before the end of a Performance Cycle or after the end of a Performance Cycle but before the Payment Date will forfeit all right to receive any amount under this Plan other than amounts due on account of any Performance Cycle that ended before his or her termination (e.g., if the Committee has not then valued or distributed amounts earned during a Performance Cycle that ended before the Participant terminated).
5.02 Effect of Retirement, Death or Disability During Performance Cycle. Subject to any other Plan term, employment contract or other agreement between the Company and the Participant, a Participant who Retires, dies or becomes Disabled:
[1] After the end of a Performance Cycle but before the Payment Date, will be entitled to receive the full amount otherwise payable on the Payment Date.
[2] During a Performance Cycle, will receive a prorated distribution at the end of the Performance Cycle during which he or she Retired, died or became Disabled. The amount of this distribution will be calculated at the end of the Performance Cycle by applying the following procedure:
[a] As of the end of the Performance Cycle during which the affected Participant Retired, died or became Disabled, the Committee will apply the Performance Criteria to measure the portion of the amount that otherwise would have been due to the Participant had he or she not terminated. This calculation will be made in the manner described in (and subject to) Section 4.00 and will be made as if the Retired, deceased or Disabled Participant had remained actively employed throughout the Performance Cycle.
[b] The Committee then will multiply the amount produced under Section 5.02[2][a] by a fraction, the numerator of which is the number of whole calendar months during which the Retired, deceased or Disabled Participant was actively employed during the Performance Cycle and the denominator of which is the number of whole calendar months in the Performance Cycle.
[c] Then, the Committee will direct the Company to distribute the amount calculated in the form and at the time described in Section 6.00 to, as appropriate, the Retired or Disabled Participant or to the beneficiary of the deceased Participant.
5.03 Effect of Change in Control. Unless otherwise specified in a separate agreement between the Company and the Participant (including the Participation Agreement):
[1] Within 60 days after the completion of a Change in Control, the Company will distribute to each Participant the maximum amount that could have been earned for the Performance Cycle during which (or ending coincident with) the Change in Control occurs, multiplied by a fraction which is the number of whole months between the beginning of that Performance Cycle and the date of the Change in Control and the denominator of which is the number of whole months included in that Performance Cycle. This distribution will be made whether or not the Performance Criteria for that Performance Cycle have been met and whether or not the pending Performance Cycle has been completed.
[2] Subject to any other written agreement to the contrary between the Company and the Participant which implicitly or explicitly encompasses this Plan, if the sum of the payments described in this section and those provided under all other plans, programs or agreements between the Participant and the Company or any Subsidiary generate a loss of deduction under Code §280G or an excise tax under Code §4999, the Company will reduce the amounts paid to the Participant under this Plan so that his or her total “parachute payment” as defined in Code §280G(b)(2)(A) under this and any all other plans, programs or agreements between the Participant and the Company or Subsidiary will be $1.00 less than the amount that would generate a loss of deduction under Code §280G and an excise tax under Code §4999.

5.04 Noncompetition Covenant. As a condition of participating in this Plan, each Participant agrees that for a period of one year following his or her termination of employment with the Company and all Affiliates (or any other period specified in another written agreement between the Company and the Participant addressing a similar covenant), he or she will not:
[1] Own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, officer, director, consultant, independent contractor or otherwise with, any other corporation, limited liability company, partnership, proprietorship, firm, association, or other business entity which is a registered investment adviser; provided, however, that the ownership of not more than one percent of the stock of any publicly traded corporation shall not be deemed a violation of this covenant;
[2] Employ, assist in employing, or otherwise associate in the business of providing investment advice, with any present or former employee, officer or agent of the Company or any Affiliate; and
[3] Induce any person who is an employee, officer or agent of the Company or any Affiliate to terminate said relationship.
If a Participant breaches the covenant set forth in this section, the term of the covenant will be extended by the period of the duration of such breach and the covenant.
The restrictions on competition provided in this section may be enforced by the Company and/or any successor to the Company, by an action to recover payments made under this Plan, an action for injunction, and/or an action for damages. The provisions of this section constitute an essential element of this Plan, without which the Company would not have entered into this Plan or allowed the Participant to become a Participant. Notwithstanding any other remedy available to the Company at law or at equity, the Company and the Participant agree that the Company or any successor to the Company, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this section.
If the scope of any restriction contained in this Paragraph 8 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
6.00      FORM AND TIME OF DISTRIBUTION
Subject to Section 8.04 and except as provided in Section 5.03, the amount determined by applying the procedures described in Sections 4.00 and 5.00 will be distributed in a lump sum no later than the Payment Date established by the Committee for that Performance Cycle. Also, no additional amount will be due on account of the period during the end of the applicable Performance Cycle and the payment date. The distribution will be made in cash or shares of Stock as specified in the Participation Agreement. Any shares of Stock earned under this Plan will be issued as “Stock Grants” through the Diamond Hill Investment Group, Inc. 2005

Employee and Director Equity Incentive Plan (subject to the terms and limitations imposed on Share Grants under that plan) or comparable forms of grant under any successor plan.
7.00      AMENDMENT, MODIFICATION AND TERMINATION OF PLAN
The Board or the Committee may terminate, suspend or amend the Plan at any time without shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by [1] applicable requirements of the Code or [2] any securities exchange or electronic quotation system on which the Company’s securities are listed or quoted. Also, no Plan amendment may [3] result in the loss of a Committee member’s status as a “non-employee director” as defined in Rule 16b-3 under the Act, or any successor rule or regulation, with respect to any employee benefit plan of the Company or [4] without the consent of the affected Participant adversely affect his or her ability to earn any amount for which Performance Criteria were established before the amendment, modification or termination of the Plan. Nothing in this section (or any other Plan provision) will restrict the Company’s right to amend the Plan and any Participation Agreement without any additional consideration to affected Participants to the extent necessary to avoid penalties arising under Code §409A, even if those amendments reduce, restrict or eliminate rights granted under the Plan or Participation Agreement (or both) before those amendments.
8.00      MISCELLANEOUS
8.01 Assignability. Except as provided in Section 8.02, no Participant may transfer, alienate, pledge, hypothecate, transfer or otherwise assign his or her rights to receive a distribution under the Plan to any other person and any attempt to do so will be void.
8.02 Beneficiary Designation. Each Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any amount under the Plan will be paid as provided in Section 5.02. Each designation must be made on a form acceptable to the Committee and will be effective only after it is delivered to the Committee. In the absence of any beneficiary designation, amounts remaining unpaid at the Participant’s death will be paid to the deceased Participant’s surviving spouse, if any, or otherwise to his or her estate. The Participant (and his or her beneficiary) and not the Company or the Committee is responsible for keeping the Committee apprised of the beneficiary’s address. Also, neither the Company nor the Committee is required to search for any beneficiary beyond sending a registered letter to the beneficiary at the latest address given to it by the Participant or beneficiary.
8.03 No Guarantee of Employment or Participation. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. Also, [1] receipt of an amount for any Performance Cycle is no guarantee that a Participant will receive a similar (or any) amount for any subsequent Performance Cycle and [2] establishment of Performance Criteria for any Performance Cycle is no guarantee that identical or similar criteria will be established for any subsequent Performance Cycle.

8.04 Tax Withholding. Upon distributing any amount under the Plan, the Company will withhold an amount sufficient to satisfy federal, state and local income and employment tax withholding requirements imposed on the amount of any distribution under the Plan.
8.05 Indemnification. Each person who is or has been a member of the Committee or of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is not exclusive and is independent of any other rights of indemnification to which such persons may be entitled under the Company’s Code of Regulations, by contract, as a matter of law or otherwise.
8.06 No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner not expressly authorized under this document.
8.07 Governing Law. The Plan, and all agreements under it, will be construed in accordance with and governed by the laws of the State of Ohio.
8.08 Resolution of Disputes.
[1] Any controversy of claim arising out of, or relating to, this Plan will be settled by arbitration in the city of Columbus, Ohio, in accordance with the Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator or arbitrators may be entered in any court of competent jurisdiction.
[2] If the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Participant is entitled to that payment, the payment will be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to the prime or base lending rate used by The Huntington National Bank and in effect as of the date the payment was first due.
[3] The costs of arbitration will be borne solely by the person by whom they are incurred.
Any disputed payments shall be addressed consistent with Treasury Regulation § 1.409A-3(g).
8.09 Term of Plan. The Plan became effective [on March 31, 2006]. The Plan will expire no later than the first annual meeting of the Company’s shareholders that occurs in the fifth year following the year in which the Company’s shareholders approve this Plan.